Exhibit 10.1

AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
MARC UNGERMAN

THIS AGREEMENT is to be effective as of November 12, 2015 (the “Effective Date”), by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and Marc Ungerman (“Executive”).

PREAMBLE

Based upon the mutual promises contained in this Agreement and other consideration, the Corporation and Executive have agreed to execute this Agreement containing the following terms and conditions:

ARTICLE 1
EMPLOYMENT

1.1Executive agrees shall continue to serve as Vice President, Controller of the Corporation and as an officer of the Corporation.  Executive further agrees to perform such duties as are customarily incident to such position and such other duties which may be assigned to Executive from time to time by the Chief Executive Officer and/or the board of directors of the Corporation (the “Board”).

ARTICLE 2
AT-WILL EMPLOYMENT

2.1Executive acknowledges and agrees that his employment as an officer and employee of the Corporation is on an at-will basis.

ARTICLE 3
DUTIES

3.1Executive agrees to devote Executive’s full time and effort, to the best of Executive’s ability, to carry out the duties of VP, Controller for the profit, benefit and advantage of the Corporation.  Executive shall report directly to the Chief Executive Officer of the Corporation or such other person as the Chief Executive Officer or the Board may designate.

ARTICLE 4
COOPERATION

4.1During Executive’s employment and for twelve (12) months thereafter (such post-termination period hereinafter referred to as the “Restricted Period”), Executive agrees to cooperate fully with the Company, including its attorneys and accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involve the Company.  Executive agrees to appear as a witness voluntarily upon the Company’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company.  With respect to Executive’s cooperation obligations under this Article 4.1 during Executive’s employment and for the Restricted Period, the Company acknowledges that these cooperation obligations, if exercised, will impose on Executive’s time and could likely interfere with other commitments Executive may have in the future.  Consequently, the Company shall

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attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Executive’s schedule and to allow Executive to participate telephonically as appropriate but Executive recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company’s control and that for some matters or proceedings Executive’s physical presence may be required.

4.2Except as provided below in this Article 4.2, during Executive’s employment and for the Restricted Period, Executive shall not be entitled to any additional payment for his efforts, assistance and/or cooperation pursuant to Article 4.1.  If Executive is no longer employed by the Company, then the Corporation agrees to reimburse Executive for his time incurred under this Article 4 at a rate of $115 per hour for actual time spent attending such depositions, consultations or meetings.  The Corporation agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of services contemplated by this Article 4, including hotel accommodations, coach airfare, transportation and meals consistent with the Corporation’s generally applicable expense reimbursement policies at such time.

4.3It is expressly understood by the parties that after the termination of Executive’s employment, (i) any services Executive may provide to Company pursuant to this Article 4 shall not be as an employee and Executive’s provision of such services shall not create an employment relationship between Executive and the Company, (ii) any payments to Executive pursuant to this provision are not wages and instead shall be reflected on a federal 1099 tax form, and (iii) the payment or reimbursement of expenses by the Corporation to Executive under this Article 4 shall be in exchange for Executive’s time and/or reimbursement for expenses actually incurred and are not intended or understood to be dependent upon the character or content of any information Executive discloses in good faith in any such proceedings, meetings or consultations.

ARTICLE 5
DEFINITIONS

5.1“Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with or affecting the business of the Company or its affiliates, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, (iv) any material breach of Articles 3.1, 4.1, 6 or 7 of this Agreement, or (v) any material violation of the Company’s written policies, procedures or codes of conduct.  Provided further that in connection with clauses (iii) – (v), Executive shall first have received a written notice from the Corporation’s Chief Executive Officer or the Board that summarizes and reasonably describes the manner in which Executive has persistently neglected his duties, engaged in an act reasonably expected to cause substantial harm, materially breached Articles 3.1, 4.1, 6 or 7 of the Agreement, or materially violated a Company policy, procedure or the Company’s Code of Conduct (the “Event”) and, to the extent the Event is capable of being cured, Executive shall have fourteen (14) calendar days from the date notice of the Event is delivered to Executive (via electronic mail, regular mail, in person or otherwise) to cure the same, but the Corporation is not required to give written notice of, nor shall Executive have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Executive under this Article 5.1.

5.2“Change in Control” shall mean:

(a).  the occurrence of an acquisition by an individual, entity or group (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a percentage of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (but excluding (1) any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company), (2) any acquisition by the Company or an affiliate and (3) any acquisition by an employee benefit plan

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(or related trust) sponsored or maintained by the Company or any affiliate) (an “Acquisition”) that is thirty percent (30%) or more of the Company’s then outstanding voting securities;

(b).  at any time during a period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election to the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(c).  the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company’s voting securities outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power of the Company’s voting securities (or the voting securities of the surviving entity) outstanding immediately after such merger, consolidation or reorganization;

(d).  the sale or other disposition of all or substantially all of the assets of the Company;

(e).  the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(f).  the occurrence of any transaction or event, or series of transactions or events, designated by the Board in a duly adopted resolution as representing a change in the effective control of the business and affairs of the Company, effective as of the date specified in any such resolution.

5.3“Company” shall mean the Corporation and/or its majority-owned and wholly-owned subsidiaries.

5.4“Confidential Information” means any information that is not generally known outside the Company, including but not limited to trade secrets, and that is proprietary to the Company, relating to any phase of the Company’s existing or reasonably foreseeable business, including information conceived, discovered or developed by Executive.  Confidential Information includes, but is not limited to, business plans; strategic plans and initiatives; financial information, statements and projections; new store plans or locations; payroll and personnel records and information; marketing information, materials and plans; product designs; supplier information; customer information; customer lists; project lists; information relating to pricing and costs; or other information that is designated by the Company as “Confidential” or other similar designation or is treated by the Company as Confidential.

5.5A “Competitor” means any of the following women’s specialty apparel companies:  Ann Taylor Stores Corporation; Ascena Retail Group, Inc.; Cato Corporation; Charming Shoppes, Inc.; Chico’s FAS, Inc.; Coldwater Creek, Inc.; New York & Co., Inc.; and The Talbots, Inc. as well as any other company where the percent of such company’s annual revenues for their most recently completed fiscal year associated with sales of women’s apparel and accessories to the Corporation’s customer demographic exceeds 25% of such company’s overall annual revenues for that fiscal year.  “Competitor” shall also include:  (i) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Article 5.5; and (ii) any person, business, or entity where a substantial portion of Executive’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Article 5.5.

5.6“Good Reason” shall mean Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the written consent of Executive: (A) the assignment to Executive of duties inconsistent with, or the removal of duties material to the usual and customary

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performance of, Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive; (B) a reduction in base salary of 10% or more, except for an across-the-board reduction of not more than 10% per person, and applicable to all employees of the Company; (C) a material reduction in aggregate benefits available to Executive; or (D) the relocation of the office at which Executive is principally employed to a location more than thirty (30) miles from such office.

5.7“Good Reason Process” shall mean that (A) Executive determines that a Good Reason condition has occurred; (B) Executive notifies the Corporation in writing of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (C) thirty (30) days following such notice (the “Cure Period”) shall have passed, during which the Company shall use its best efforts to remedy such condition; (D) notwithstanding the Company’s efforts, the Good Reason condition continues to exist at the end of the Cure Period; and (E) Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

ARTICLE 6
NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

6.1During Executive’s employment, Executive shall not plan, organize or engage in any business competitive with the Company or any product or service marketed or planned for marketing by the Company or assist or work with any other person or entity to do so.

6.2During Executive’s employment and for the Restricted Period, Executive shall not, without the prior written permission of the Board, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 3% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Competitor.  If Executive violates this provision, then the duration of the restriction set forth in this provision shall be extended by the period of time during which Executive was not in compliance with this provision, provided that, except by order of a court of competent jurisdiction, this restriction shall not apply past the two-year anniversary of the last date of Executive’s employment with the Company.  If Executive is interested in pursuing any activity that may violate this provision, the Corporation encourages Executive to bring that situation to the Corporation’s attention so that the parties can consider and discuss in advance whether Executive’s proposed activity would violate this provision and/or whether some accommodation might be possible that would allow Executive to engage in such activity while still protecting the Company’s legitimate interests.

6.3During Executive’s employment and for the Restricted Period, Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Competitor.  This Article 6.3 shall apply to the then-current employees of the Company and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to Executive’s last day of employment with the Company.  If Executive violates this provision, then the duration of the restriction set forth in this provision shall be extended by the period of time during which Executive was not in compliance with this provision, provided that, except by order of a court of competent jurisdiction, this restriction shall not apply past the two-year anniversary of the last date of Executive’s employment with the Company.

6.4During Executive’s employment and for the Restricted Period, Executive shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company to commence work on behalf of, or to establish a relationship with, a Competitor or to sever or materially

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alter his/her/its relationship with the Company.  The post-termination obligations of this Article 6.4 shall apply to the vendors, suppliers, sales agents and buying agents of the Company as of the date of Executive’s termination and at any time in the one-year period immediately prior to Executive’s termination date.  If Executive violates this provision, then the duration of the restriction set forth in this provision shall be extended by the period of time during which Executive was not in compliance with this provision, provided that, except by order of a court of competent jurisdiction, this restriction shall not apply past the two-year anniversary of the last date of Executive’s employment with the Company.

6.5If Executive’s employment is involuntarily terminated by the Corporation other than for Cause, the Corporation shall pay Executive twelve (12) months of Executive’s highest annual salary at any time during the twelve (12) month period preceding the date of Executive’s termination, paid according to the Corporation’s normal payroll schedule and practices and subject to applicable withholdings, deductions, and tax reporting requirements; provided that as a condition to receipt of such severance Executive executes and does not rescind a general release of claims in favor of the Company and in the form attached as Exhibit A hereto or a substantially similar form prepared by the Corporation (a “General Release”).  Additionally, Executive shall receive any annual bonus earned by Executive for the prior fiscal year, regardless of whether Executive is employed on the date the bonus is actually paid, so long as Executive was employed on the last day of the fiscal year.  The Corporation shall pay such annual bonus to Executive in the ordinary course of business, but no later than 120 days after the close of the fiscal year.  Further, in the absence of an applicable government subsidy with respect to COBRA coverage and provided that Executive timely elects COBRA and executes and does not rescind the release of claims referred to above, the Company shall continue to pay for the twelve (12) months following Executive’s last date of employment the employer portion of the premiums for health and dental insurance coverage under the Company’s group health and dental insurance plans in which Executive was participating on the last date of employment.  Executive shall continue to be responsible to pay Executive’s portion of the premiums, if any, for such insurance coverage during this period.  The Company will discontinue payments under this Article 6.5 if, and at such time, Executive (i) is covered or eligible to be covered under the health and/or dental insurance policy of a new employer, or (ii) ceases to participate, for whatever reason, in the Company’s group insurance plans.  By his signature below, Executive acknowledges and agrees that the Company may modify or terminate its group insurance plans at any time and that Executive shall have the same right to participate in the Company’s group insurance plans only as is provided on an equivalent basis to the Company’s employees.  Executive further agrees to promptly provide the Company written notice if Executive becomes covered or eligible to be covered under the health and/or dental insurance policy of a new employer.  In the event there is a government subsidy with respect to COBRA for which the Company and/or Executive is eligible at time of Executive’s termination of employment, then such subsidy shall take precedence and be controlling and the Company shall not be obligated to pay the employer portion of premiums as described above but only to comply with the subsidy criteria.

6.6Notwithstanding the foregoing, if Executive’s employment is terminated by (i) the Company or its successor without Cause up to one hundred and eighty (180) days prior to a Change in Control or upon or within twelve (12) months following a Change in Control or (ii) by Executive by resignation with Good Reason upon or within twelve (12) months following a Change in Control, and provided that as a condition to receipt of such severance Executive executes and does not rescind a General Release, Executive shall be entitled to receive from the Company or its successor (A) a lump sum payment equivalent to twelve (12) months of Executive’s highest annual salary at any time during the twelve (12) month period preceding the date of Executive’s termination, adjusted for any severance payments previously made to Executive by the Company, and 1.0 times Executive’s then current on-target bonus; and (B) in the absence of an applicable government subsidy with respect to COBRA coverage and provided that Executive timely elects COBRA, the Company shall pay a lump payment equivalent to twelve (12) months of the employer portion of the premiums for health and dental insurance coverage under the Company’s group health and dental insurance plans in which Executive was participating on the last date of employment, adjusted for any severance payments previously made by the Company.  If Executive’s termination occurs on or

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after the Change in Control, the lump sum payments under this Article 6.6 shall be made by the Company or its successor no later than sixty (60) days following Executive’s termination date.  If Executive is involuntarily terminated, commences severance benefits under Article 6.5 above and subsequently becomes eligible for severance under this Article 6.6 upon the occurrence of a Change in Control within one hundred and eighty (180) days following termination, Executive’s unpaid severance benefits shall be adjusted as provided under this Article 6.6 and any remaining unpaid benefits shall be paid in a single lump sum no later than sixty (60) days following the Change in Control.

6.7In the event that any benefits payable to Executive pursuant to this Agreement or any other benefit plan or agreement (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Article 6.7 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Payments shall be provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax.  In the event that the payments and/or benefits are to be reduced pursuant to this Article 6.7, such payments and benefits shall be reduced such that the amount the Payments are reduced to as close to the amount that is $1.00 below the amount where the Excise Tax would be required to be paid as is reasonably possible.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  For purposes of making the calculations required by this Article 6.7, the Company’s finance personnel responsible for the calculation may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Company and Executive shall furnish to such finance personnel such information and documents as the finance personnel may reasonably request in order to make a determination under this Article 6.7.

6.8This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code (such taxes and other penalties referred to collectively as “409A Penalties”).  In the event that the Company determines that the terms of this Agreement would subject Executive to 409A Penalties, the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, however, that this Article 6.8 shall not create any obligation on the part of the Company to adopt any such amendment or take any such other action.  All references in this Agreement to Executive’s termination or cessation of employment shall mean a “separation from service” within the meaning of Section 409A of the Code.  Each payment (including any right to a series of installment payments) under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code.  Any payment that is “deferred compensation” within the meaning of and subject to Section 409A of the Code which is conditioned upon Executive’s execution of a release and which may become payable during a designated period that begins in one taxable year and carries over into a second taxable year shall be paid or begin payment, as applicable, in the second taxable year. Any payment that is “deferred compensation” which is accelerated due to a Change in Control shall not be accelerated unless such Change in Control is a “change in control event” as defined under Section 409A.  Notwithstanding any other provision in this Agreement, if on the date of Executive’s “separation from service”, Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Executive’s separation from service would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death (payable in a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period).  Notwithstanding any of the foregoing provisions of this Article 6.8, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive with respect to Section 409A of the Code.

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6.9Executive promises and agrees not to disparage the Company and the Company’s officers, directors, employees, products or services.

ARTICLE 7
CONFIDENTIAL AND PROPRIETARY INFORMATION, IDEAS, AND PROPERTY

7.1Executive promises and agrees to take reasonable measures to maintain and preserve the confidentiality of the Confidential Information.

7.2Executive promises and agrees not to use or disclose Confidential Information except in the course of performing Executive’s duties solely for the benefit of, and on behalf of, the Company.

7.3Executive promises and agrees not to use, discuss, disclose, divulge, or make available in any way, whether directly or indirectly, Confidential Information to any person or entity not authorized by the Company to receive or use it.

7.4Executive promises and agrees not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the contents and terms of this Agreement, other than to Executive’s legal and financial advisors or Executive’s spouse or domestic partner, if applicable, provided such persons agree to keep the information confidential, or as otherwise required by law.

7.5Employee acknowledges and agrees that all documents, electronic data or files, or other tangible property relating in any way to the business of the Company, including those which are conceived by Executive or come into Executive’s possession during Executive’s employment, are and shall remain the exclusive property of the Company, and Executive agrees to return all such documents, electronic data and files, and tangible property to the Company upon termination of Executive’s employment or at such earlier time as the Company may request of Executive, and Executive further promises and agrees not retain any copies, summaries, or abstracts thereof.

7.6The obligations of this article shall continue after the termination of Executive’s employment and shall be binding on Executive’s assigns, executors, administrators, or other legal representatives.

ARTICLE 8
JUDICIAL CONSTRUCTION

8.1Executive believes and acknowledges that the provisions contained in this Agreement, including without limitation the provisions contained in Articles 4.1, 6, and 7 of this Agreement, are fair and reasonable and necessary to protect the Company’s legitimate interests.  Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part, such finding shall not invalidate any such provision, nor the Agreement, in its entirety, but rather the provision in question shall be construed, blue-lined, reformed, rewritten, and/or equitably modified by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 9
RIGHT TO INJUNCTIVE RELIEF

9.1Executive acknowledges that a breach or threatened breach by Executive of any of the terms of Articles 4.1, 6 or 7 of this Agreement will render irreparable harm to the Company.  Accordingly, the Company shall therefore be entitled to any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs incurred in enforcing the provisions of Articles 4, 6 and 7.

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9.2Executive acknowledges and agrees that, in the event a court determines that a bond is necessary in connection with any grant to the Company of injunctive relief, then a fair and reasonable amount for any such bond would be $5,000.

ARTICLE 10
ASSIGNMENT

10.1Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns.  Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by its successors or assigns.

10.2For purposes of Article 10.1 and the possible assignment of this Agreement, the terms “successors” and “assigns” shall include any company which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.

10.3Executive’s rights under this Agreement are personal to Executive and may not be assigned except with the written consent of the Board.

ARTICLE 11
FAILURE TO DEMAND PERFORMANCE AND WAIVER

11.1The Company’s failure at any time to demand strict performance or compliance by Executive either during or after Executive’s employment with any part of this Agreement shall not be deemed to be a waiver of the Company’s rights under this Agreement or by operation of law.  The Corporation’s rights under this Agreement can only be waived expressly, in writing by the Board.  Any express waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 12
ENTIRE AGREEMENT

12.1The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement between and among them, that there are no oral or implied agreements or other modifications relating to the same subject matter and that this Agreement supersedes and terminates any other written or oral agreement between the parties relating to the same subject matter not specifically set forth herein.  The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties.

ARTICLE 13
GOVERNING LAW

13.1The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota.  The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

13.2Executive and the Company agree to submit to the exclusive jurisdiction of, and venue in, the courts of the State of Minnesota, County of Hennepin, or of the Federal District Court of Minnesota with respect to any dispute that may arise between them.

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ARTICLE 14
SURVIVAL

14.1The parties agree that Articles 4.1, 6 and 7 of this Agreement, and those provisions necessary for the enforcement of Articles 4.1, 6 and 7 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.

ARTICLE 15
UNDERSTANDINGS

15.1Executive hereby acknowledges that (i) this Agreement constitutes good and valuable consideration in exchange for the obligations and agreements undertaken by Executive by this Agreement, including, without limitation, the provisions contained in Articles 6 and 7 of this Agreement, (ii) Executive has carefully considered the obligations, restrictions, and undertakings contained in this Agreement and, having had the opportunity to confer with counsel of Executive’s own choosing, has determined that they are reasonable; and (iii) the obligations, restrictions, and undertakings contained in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of Executive’s termination of employment.

15.2Executive promises and agrees to inform any potential new employer of the restrictions contained in Articles 6 and 7 of this Agreement.  By signing below, Executive also authorizes the Company to notify third parties (including, but not limited to, Executive’s actual or potential future employers) of Articles 6 and 7 of this Agreement, and those provisions necessary for the enforcement of Articles 6 and 7 of this Agreement, and Executive’s responsibilities hereunder.

15.3Executive represents and warrants to the Company that Executive is not under, or currently bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder.

15.4If Executive possesses any information that Executive knows or should know is considered by any third party to be the confidential, trade secret, or otherwise proprietary information of such third party, Executive shall not disclose such information to the Company or use such information in the course of Executive’s employment or in any other way to benefit the Company.

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Marc Ungerman (October 2015)

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed Executive’s name, all as of the day and year written below.

CHRISTOPHER & BANKS CORPORATION

Date:	October 20, 2015	By:	/s/ LuAnn Via

Witness:	/s/ Ellen A. Sanko	Its:	President and Chief Executive Officer

MARC UNGERMAN

Date:	October 21, 2015	/s/ Marc Ungerman

Witness:	/s/ Lisa A. Ungerman

Marc Ungerman (October 2015)

EXHIBIT A
FORM OF RELEASE

By signing below, I, _____ acknowledge and agree to the following:

1. Release of Claims.  Specifically in consideration of the separation pay and benefits described in my Severance Agreement, and to which I would not otherwise be entitled, by signing this release (the “Release”) I agree to the following:

a.This release includes all claims that I may have against Christopher & Banks, as described below, whether known or unknown, that relate in any way either to events that occurred or should have occurred during the time of my employment or the termination of that employment, up to the date I execute this Release, except the claims mentioned in paragraph 1.c of this Release.

b.This Release includes, without limiting the generality of the foregoing, any claims I may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, paid-time-off pay and sick pay, which, as set forth in Section 1 of my Severance Agreement, have been or will be fully paid to me.  In addition, this release includes, but is not limited to, all claims for separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination, harassment or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (OWBPA), the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., any claim based on a “whistleblower” theory, any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status, or any other class protected under local, state or federal law and any other statutory, tort, contract or common law cause of action, other than the claims mentioned in Paragraph 1.c. of the Release.  I hereby waive any and all relief not provided for in the Severance Agreement.  I understand and agree that, by signing this Release, I waive and release any past, present, or future claim to employment with Christopher & Banks.

Without limiting the generality of the foregoing, this Release also includes, but is not limited to, any claims I currently have, or may have based on events occurring before the date of this release, with respect to (i) the exercise of stock options in the Company and any subsequent sales of such stock; or (ii) the inability to exercise, or the prohibition on the exercise of, options to purchase Company stock, and the subsequent inability to sell, or prohibition on the sale of, the related stock; and (iii) the inability to purchase or sell, or the prohibition on the sale of or purchase and sale of, Company stock.  Nothing in this release, however, prevents the future exercise of vested options to purchase Company stock and to sell said stock in a manner consistent with the terms of the Company stock option plans, the options themselves, the Company’s Stock Trading Policy and the governing legal standards.

c.I am not, by signing this Release, releasing or waiving (i) any vested interest I may have in any 401(k) or profit sharing plan by virtue of my employment with Christopher & Banks, (ii) any rights or claims that may arise after the termination of my employment, (iii) the post-employment payments specifically promised to me under the Severance Agreement (subject to the terms of the Severance Agreement), (iv) the right to institute legal action for the purpose of enforcing the provisions of the Severance Agreement, (v) my rights, if any, to indemnification and/or insurance for your acts or omissions that occurred within the scope of my employment, (vi)

Marc Ungerman (October 2015)

any rights I may have under state unemployment compensation benefits law, or (vii) any rights I may have under workers compensation benefits laws.  In addition, this Release applies only to legally waivable claims and specifically excludes any claim which cannot be released by private agreement, including the right to file a charge with an administrative agency or to participate in any agency investigation.  I waive, however, the right to recover money if any federal, state or local government agency pursues a claim on my behalf or on behalf of a class to which I may belong that arises out of my employment or the termination of my employment.

d.Christopher & Banks, as used in this Release, shall mean Christopher & Banks Corporation and its subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

2.Notice of Right to Rescind.  I understand I have the right to rescind (cancel) this Release within fifteen (15) calendar days of the date I sign it.  I also understand that, to be effective, my rescission must be in writing, and must be delivered to Christopher & Banks’ corporate headquarters (to the attention of the General Counsel) either by hand or mail within the fifteen (15) day period.  If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to the General Counsel, 2400 Xenium Lane North, Plymouth, Minnesota 55441; and (3) sent by certified mail return receipt requested.

This Release will be effective upon the expiration of the fifteen (15) day period without rescission.  I understand that if I rescind this Release, I will not receive the separation pay and other benefits described in the Severance Agreement and I will be obligated to return any benefit(s) and payment(s), if already received.

3.	Acknowledgements.

•	I have had adequate time to consider whether to sign this Release.
•	I have read this Release carefully.
•	I understand and agree to all of the terms of the Release.
•	I am knowingly and voluntarily releasing my claims against Christopher & Banks to the extent expressly set forth in this Release.
•	I have not, in signing this Release, relied upon any statements or explanations made by Christopher & Banks, except those specifically set forth in the Severance Agreement and Release.
•	I intend for this Release to be legally binding.
•

I have agreed to the terms of the Severance Agreement and the Release in reliance upon my own judgment and the advice and opinions of my own attorneys and advisors, and have not in any part relied upon the opinions of, or facts represented by, Christopher & Banks or its employees or attorneys.

•

I understand that the Severance Agreement and the Release specifically waive claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), and in connection with this waiver I acknowledge and agree to the following:

(1)

I am not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is signed by me, or any rights or claims to test the knowing and voluntary nature of this Release under the Older Workers’ Benefit Protection Act, as amended;

(2)	In exchange for my waiver of rights or claims under the Age Discrimination in Employment Act, I am receiving consideration that is in addition to anything of value to which I am already entitled;
(3)	I have had ample opportunity to consult with an attorney of my choosing prior to my signing this Release, and I was encouraged and advised to do so by Christopher & Banks;
(4)	I may take twenty-one (21) days to consider whether to sign the Release;

Marc Ungerman (October 2015)

(5)

If I sign this Release prior to the end of the twenty-one (21) day time period, I certify that, in accordance with 29 CFR § 1625.22(e)(6), I knowingly and voluntarily decided to sign the Release after considering it for less than twenty-one (21) days and that my decision to do so was not induced by Christopher & Banks through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period;

(6)	I understand that I may rescind this Release at any time within fifteen (15) days after I sign it;
(7)

I further understand and agree that if I wish to rescind the Release after signing it, I or my authorized legal representative will do so in accordance within the time limitations and procedures described in Section 2 of this Release; and

(8)

I have carefully read and fully understand all of the provisions of this Release, and I knowingly and voluntarily enter into, and choose to be legally bound by, all of the terms set forth in this Release.

•	I am signing this Release on or after my last day of employment with Christopher & Banks.

__________________________________
Executive

Date: ____________________,  20___

Marc Ungerman (October 2015)